Exhibit 10.21

THE WESTERN UNION COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT — TERMS AND CONDITIONS

EXECUTIVE COMMITTEE MEMBERS

1.	Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in your Award Notice as of the Grant Date specified in your Award Notice, related to shares of the Company’s common stock (“Shares”), such grant contingent upon your acceptance of these Terms and Conditions and subject to the restrictions set forth in this Agreement. The number of Units and Shares may be adjusted pursuant to paragraph 9 below. The terms of the Plan are hereby incorporated in this instrument by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.	Each Restricted Stock Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to the Executive following the Restricted Period, Executive shall have all rights incident to ownership of such Shares.

3.	Subject to other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, all restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive. Effective on and after such date, subject to applicable local laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares in Executive’s discretion. The three year period in which the Units may be forfeited by the Executive is defined as the “Restricted Period.” Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to the Units unless you accept these Terms and Conditions by signing and returning to the Company a copy of these Terms and Conditions prior to the first anniversary of the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Any Units that vest in accordance with paragraphs 3 or 7 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units). If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or his or her estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.	Regardless of any action the Company or Executive’s employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax Related Items”), Executive acknowledges that the ultimate liability for all Tax Related Items legally due by Executive is and remains Executive’s responsibility and that the Company and/or Executive’s employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Executive’s liability for Tax Related Items.

Prior to the issuance and transfer of Shares upon vesting of the Units, Executive shall pay, or make adequate arrangements satisfactory to the Company or to Executive’s employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or Executive’s employer. In this regard, Executive authorizes the Company or Executive’s employer to withhold all applicable Tax Related Items legally payable by Executive from Executive’s wages or other cash compensation payable to Executive by the Company or Executive’s employer. Alternatively, or in addition, if permissible under local law, the Company or Executive’s employer may, in their sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of the Units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that the Company and Executive’s employer shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount. Executive shall pay to the Company or to Executive’s employer any amount of Tax Related Items that the Company or Executive’s employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Executive if Executive fails to comply with Executive’s obligations in connection with the Tax Related Items as described herein.

5.	The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.	Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary of the Company by which the Executive is employed terminates for any reason during the Restricted Period (except solely by reason of a period of Related Employment, as defined in the Plan, or as set forth in paragraph 7).

7.

If Executive’s employment with the Company or a Subsidiary of the Company by which the Executive is employed is terminated involuntarily and without Cause and Executive is an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, any then-restricted Units shall vest on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. If Executive dies or becomes disabled (as defined in the Plan) during a period of continuous employment with the Company or a Subsidiary of the Company during the Restricted Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units. Executive shall not vest in any unvested Units by reason of Retirement (as defined in the Plan).

8.	Prior to the issuance and transfer of Shares upon vesting, Executive will be credited with amounts equal to the regular cash dividends that would be payable to Executive if Executive had been transferred such Shares, which amounts shall accrue during the Restricted Period and be paid in cash upon lapse of the Restricted Period; provided, however, that if the Company adopts a shareholder-wide dividend reinvestment program during the Restricted Period, the Committee may direct that Executive be credited with additional Restricted Stock Units equal to the dividends that would be payable with respect to the Shares on or after the date of adoption of such program if Executive had been transferred such Shares and which shall be subject to the same terms as this Agreement, with the increase in the number of Restricted Stock Units equal to the number of Shares that could be purchased with the dividends based on the value of the Shares at the time such dividends are paid (in lieu of crediting Executive with any fractional Units, the Committee may direct that amounts equal to the fair market value of any such fractional Units accrue during the restricted period and be paid in cash upon lapse of the restrictions). This Paragraph 8 will not apply with respect to record dates for dividends occurring prior the Grant Date and after the Restricted Period has lapsed. During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will not be a shareholder of record of the Shares underlying the Units and will have no voting or other shareholder rights with respect to such Shares.

9.	In the event of any change in the outstanding shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a regular cash dividend, or other extraordinary or unusual event occurring after the Grant Date and prior to the end of the Restricted Period, that affects the value of the Units or Shares, the number, class and kind of securities subject to a Unit, or the number of Units, as appropriate, shall be adjusted by the Company to reflect the occurrence of such event.

10.	In the event of a Change in Control (as defined in the Plan), any remaining restrictions applicable to the Units shall immediately lapse.

11.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

12.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

13.

In accepting the award of Units, Executive acknowledges that (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (ii) the award of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units even if Units have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) Executive’s participation in the Plan is voluntary; (v) the award of Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to Executive’s employer, and the Units are outside the scope of Executive’s employment contract, if any; (vi) the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) neither the award of the Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Executive any right with respect to employment or continuation of current employment, and in the event that Executive is not an employee of the Company or any Subsidiary of the Company, the Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company; (viii) this grant of the Units does not establish or imply an employment relationship between Executive and the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (x) if Executive receives Shares, the value of such Shares acquired upon vesting of the Units may increase or decrease in value; (xi) no claim or entitlement to compensation or damages arises from termination of the Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Units or Shares received upon the vesting of the Units resulting from termination of the Executive’s employment by the Company or the Executive’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Executive irrevocably releases the Company and Executive’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Executive shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (xii) in the event of involuntary termination of Executive’s employment (whether or not in breach of local labor laws), Executive’s right to receive the Units and vest under the Plan, if any, will terminate effective as of the date that Executive is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Executive’s right to receive Shares pursuant to the Units after termination of employment, if any, will be measured by the date of termination of Executive’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Executive is no longer actively employed for purposes of the award of the Units.

14.	The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

15.	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that your employer and/or the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all equity awards to you under the Plan, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protection than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to receive a transfer of Shares following the expiration of the Restricted Period. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

16.	The Company may, in its sole discretion, decide to deliver any documents related to the Units awarded under the Plan or future Units that may be awarded under the Plan by electronic means or request Executive’s consent to participate in the Plan by electronic means. Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.	If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

18.	If Executive has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs from the English version, the English version will control.

On Behalf of The Western Union Company

By:
Title:

I accept the Grant of Units under the terms and conditions set forth in this Agreement.

By:
[Executive’s typed name]

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